EXHIBIT 10.2

EXCLUSIVE CARBON BLACK CONSULTING SERVICES AGREEMENT

This Agreement for Exclusive Carbon Black Consulting Services (“Agreement”) is effective as of the 1st day of January 2026, by and between Orion Engineered Carbons LLC, with its principal office at 1700 City Plaza Dr., Suite 300, Spring, TX, 77389 (“Company”) and Jeff Glajch (“Consultant”).

WHEREAS, Consultant has global experience as Chief Finance Officer (CFO) in the Carbon Black Industry, including his time as the Company’s CFO; and

WHEREAS, the Consultant has voluntarily elected to resign as an Employee of the Company on December 31, 2025, and as the Company’s CFO on that date or an earlier date to coincide with the start date of a replacement CFO.

WHEREAS, Company is interested in having the Consultant perform certain transition duties to support his successor, as well consulting services related to the 2025 year-end financial reporting cycle.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement, Company and Consultant agree to the following:

1.	GENERAL TERMS
(a)	Company agrees to retain Consultant and Consultant hereby accepts retention by Company as a Consultant for Company on the terms set forth in this Agreement.
(b)	Consultant further agrees that, during the term of this Agreement, and for one year following, he shall not provide any consulting and/or services to any other third party within or connected to the Carbon Black industry without Company’s prior written consent as further stipulated in Article 8 below.
(c)	In the event the Consultant should die or become incapable of performing his duties, hereunder, for any reason, Company shall have a right to terminate this Agreement.
(d)	Consultant shall be an independent contractor with respect to Company and not an employee. As an independent contractor, it is understood that Consultant is not eligible to participate in any employee plan, programs, fringe benefits or benefits now existing or hereafter established for Orion employees other than specified herein.
(e)	Consultant shall have no authority to bind, commit or obligate Company in any manner and shall not hold itself out to third parties as being capable of doing so.
(f)	Parties agree that Company shall have the unrestricted right to appoint, at any time, other consultants, contractors or employees to render same or similar services and the Consultant shall have no right to object to such appointment.

(g)	Consultant may work remotely from a home office but may also be required to work from the global offices of the Company from time to time, dependent upon business needs of the Company. Company will provide the Consultant with a laptop, mobile phone and phone plan in order to allow Consultant to execute its services under this Agreement.
2.	TERM OF THE AGREEMENT.
(a)	This Agreement shall be in full force and effect for a period of three (3) months, commencing on January 1, 2026 and ending on March 31, 2026, subject to clause (b) below.
(b)	This Agreement shall end on the earlier of: a) March 31, 2026, b) the date when this Agreement is terminated by mutual agreement of the parties; or, c) upon the death, mental incapacity, or disability of the Consultant.
(c)	Agreement may be renewed upon the written agreement of the parties. If Company wishes to renew the Agreement, it shall provide Consultant with written notice at least fourteen (14) calendar days prior to the end of the initial term, or of any renewal term.
3.	SCOPE OF SERVICES
(a)	The General Scope of Services will be providing engineering support & transition services for the Company as well as its affiliated group companies.
(b)	Consultant may be required to work on projects that may include, but are not limited to:
1)	Supporting CFO Successor
2)	Year-end 2025 financial reporting cycle
3)	Outstanding audit or Audit Committee matters
4)	Support for the renewal of the company’s D&O insurance policy for 2026, including travel to D&O meetings in March 2026, if requested by the company
5)	Support for the recovery of funds related to the 2024 “fraud” event
4.	COMPENSATION.
(a)	As full consideration for the performance of services described in the Scope of Services for the period from January 1, 2026 to March 31, 2026, Company shall pay the Consultant the following:
i.	a consulting fee in the amount of $500 per hour to the extent the Consultant’s work hours exceeds 40 hours per calendar month during January 1, 2026 to March 31, 2026 initial term of this Agreement.
2

ii.	Company agrees to pay the Consultant any accrued & outstanding 2025 Orion Incentive Compensation Plan (OICP) bonus as of December 31, 2025 stemming from the Consultant’s prior employment with the Company that would be otherwise forfeited due the Consultant’s voluntary resignation. Such bonus, if any, will be at the same time as paid to existing employees in 2026.
iii.	Company agrees to settle outstanding 2024 and 2025 Performance Share Units (PSUs) as if the Consultant has satisfied the criteria of “Early Retirement” the Consultant’s 2024 Performance Share Unit Award agreement dated July 5, 2024 and the 2025 Performance Share Unit Award agreement dated May 5, 2025 that would be otherwise forfeited due the Consultant’s voluntary resignation.
iv.	Company will cover the full COBRA costs of the employee and spouse during January 1, 2026 to March 31, 2026 initial term of this agreement.
(b)	Company shall reimburse the reasonable out of pocket costs of Consultant incurred in the performance of this Agreement for travel, lodging and meals. These expenses will be itemized on the invoice provided to the Company by the Consultant. All such costs must be pre-approved by Company. Where, due to extraordinary circumstances the Consultant is unable to obtain pre-approval for the costs, the Consultant shall inform Company as soon as possible after such costs have been incurred and forward to Company details of the costs, reasons for incurring the same as well as reasons why such costs could not be pre-approved, failing which Company shall have the right to refuse the reimbursement of such costs. Notwithstanding anything contained herein, Company shall have the right to refuse reimbursement of all unreasonable costs.
(c)	All invoices under this Agreement shall be submitted to Pat Tuttle by email at [•] or by mail at:

Pat Tuttle
Orion Engineered Carbons, LLC
1700 City Plaza Dr., Suite 300
Spring, TX, 77345

All payments by Company under this Agreement shall be remitted by wire transfer or direct deposit to:

5.	STANDARD OF CARE
(a)	Consultant shall perform Services in a manner consistent with the level of care and skill ordinarily exercised by a professional consultant. Should any of the work performed or delivered by Consultant not prove satisfactory to Company, Consultant will correct such work.

3

(b)	Consultant shall acquaint himself/herself and comply with any working practices, rules or procedures applicable to others (whether independent contractors or employees) at any location where the Services are being performed (whether or not on Company’s premises).
(c)	Consultant shall comply with all applicable laws and all compliance policies of Orion Engineered Carbons group.
(d)	Consultant shall act in, and use his best endeavors to promote and protect, the interests of the Company and its group and affiliate entities in accordance with the general policy and directions of the Company.
6.	OWNERSHIP OF WORK PRODUCT
(a)	Company shall have sole and legal ownership to any and all inventions, improvements, discoveries, modifications, developments, innovations, enhancements, documents, work product and intellectual property of whatever kind or nature arising from the performance of services by Consultant, whether or not patentable and whether or not they are made, conceived or reduced to practice during working hours or using Company’s data or facilities. Consultant agrees that all right, title and interest in and to all original works of authorship which Consultant produces or composes in connection with the services to be performed hereunder shall be considered works made for hire and assigns all rights, title and interest in the same to the Company, including copyrights thereon and the rights to obtain registration of copyrights thereon throughout the world. Any such assignment by the Consultant shall be worldwide, royalty-free, absolute, irrevocable and perpetual.
(b)	All reports, computations, documents, working papers, samples, drawings, designs and layout-designs that are received or prepared by the Consultant under the terms of this Agreement will be and remains the sole property of the Company and shall be delivered to the Company upon request. Company shall have full and unlimited right to use all of the same without any claim or right thereto on Consultant’s part for any additional compensation for such use.
7.	CONFIDENTIALITY
(a)	Confidential Information shall mean all information (verbal or documentary) exchanged between the parties hereto, whether directly under this Agreement or incidentally thereto and shall include all Company and third party (including any client or customer) information which is proprietary and not available to the general public. Confidential Information shall further mean any tangible expression of such information including, without limitation, documents, plans, notes, renderings, journals, notebooks, methods, ideas, know-how and business information such as sales and marketing materials, plans, accounting and financial information, trade secrets, credit information on customers, list containing the names, addresses and business needs of customers, sales reports, price lists, personnel records including the names and addresses of Company’s employees, contractors, sub-contractors, software
4

programs, flowcharts, graphic art, images, photographs, copyright materials, advertising material and packaging material, and other information which is accessed, created, derived from Confidential Information, received, exploited, developed or obtained by the Consultant and shall further include any confidential or proprietary information owned by any other person or entity and furnished by such person or entity pursuant to an undertaking to maintain the same in confidence.

(b)	Some of the work that the Consultant will be called upon to perform hereunder, as well as information furnished to the Consultant by Company in connection herewith, is highly confidential. Accordingly, any and all such information developed or secured during the performance of Services under this Agreement shall be considered by Consultant to be confidential and shall not now or any time hereafter be published, stated or used by the Consultant for any purpose without the Company’s prior written consent. The Consultant hereby agrees that any Confidential Information that has been disclosed to him/her by the Company shall remain the property of the Company and shall be maintained in the strictest confidence and trust, in accordance with the provisions of this Article. The Consultant will not copy, reprint, duplicate, or recreate in whole or in part, alone or in combination with anything else, the Confidential Information, or shall not commercially use or disclose any Confidential Information or any materials derived therefrom to any other person or entity, or shall not remove any Confidential Information or any results or any materials derived therefrom, from the premises of the Company without the prior express written consent of the Company.
(c)	All Confidential Information shall be solely and absolutely vested in and owned by the Company, and the Consultant shall not have or claim any right, title or interest therein. The Consultant shall not reverse-engineer, decompile or disassemble any Confidential Information declared in computer or electronic format.
(d)	The Consultant shall not independently develop or have developed for himself/herself products, concepts, systems or techniques that are similar to or compete with the products, concepts, systems or techniques contemplated by or embodied in the Confidential Information, which development shall be construed as a violation of the obligations of the Consultant under this Agreement.
(e)	Upon the termination of this Agreement, for any reason, the Consultant shall return all Confidential Information in possession of the Consultant to The Company immediately. The Consultant shall not retain copies of any Confidential Information, including copies of any data, record, know how or information of the Company.
(f)	Any obligation accruing under this Article during the term of this Agreement shall survive and continue after the expiry or earlier termination of this Agreement subject to the terms and conditions contained herein, and shall bind the parties and their legal representatives, successors and assigns.
5

(g)	The mere omission to designate a particular item of information as Confidential Information shall not in itself suffice to waive the Consultant’s confidentiality obligations in respect of such information.
8.	NON-SOLICITATION AND CONFLICTS WITH THIS AGREEMENT
(a)	Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the term of this Agreement, consulting or other services for, or engage in or intend to engage in an employment or consulting relationship with, companies whose businesses or proposed businesses in any way involve products or services which would be competitive with the Company’s products or services, or those products or services proposed or in development by the Company during the term of the Agreement. If, however, Consultant decides to do so, Consultant agrees that, in advance of accepting such work, Consultant will promptly notify the Company in writing, specifying the organization with which Consultant proposes to consult, provide services, or become employed by and to provide information sufficient to allow Company to determine if such work would conflict with the terms of this Agreement, including the terms of the confidentiality contained in Article 7, the interests of the Company or further services which the Company might request of Consultant. If the Company in its free discretion determines that such work conflicts with the terms of this Agreement, the Company reserves the right not to consent to the other work arrangement of Consultant and/or to terminate this Agreement immediately. In no event, shall any of the Services be performed for the Company at the facilities of a third party or using the resources of a third party.
(b)	Consultant further agrees that during the term of this Agreement that Consultant will not directly or indirectly, on his own behalf or with others, hire, solicit or make an offer to, or attempt to or participate or assist in any effort to hire, solicit, or make an offer to, any employee of the Company (or its customers to be employed or to perform services outside of the Company or such customer. The Consultant also agrees that during the term of this Agreement, Consultant will not directly or directly persuade or attempt to persuade any client, referral source or customer of the Company to cease doing business or in any way interfere with the relationship between any such client, referral source, business relation or customer and the Company.
(c)	Further, the Consultant represents and warrants that the Consultant is not engaged in and does not intend to engage in an employment relationship with any client or customer of the Company, during the term of this Agreement. If, however, the Consultant decides to do so, the Consultant agrees that the Consultant will promptly notify the Company in writing (along with the start date of such work, the organization with which the Consultant proposes to consult, provide services, or become employed, and information sufficient to allow the Company to determine if such work would conflict with the terms of this Agreement or the interests of the Company) and obtain prior consent from the Company in writing, in advance of the Consultant accepting any such engagement.
6

(d)	Consultant represents and warrants that the Consultant is not under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the services.
9.	ENTIRE AGREEMENT, MODIFICATION AND WAIVER
(a)	The parties acknowledge that this Agreement supersedes all prior agreements, discussions, negotiations and arrangements, written or oral, relating to the subject matter herein between The Company and the Consultant and represents the current entire understanding between the Company and the Consultant in respect of the services to be provided by the Consultant.
(b)	This Agreement may be amended with the mutual consent of the parties by a separate deed recording the terms of the amendment. Each such amendment to this Agreement shall supersede the terms of this Agreement to the extent that they are inconsistent with any such amendment.
(c)	The failure, with or without intent, of any of the parties to insist upon the performance (in strict conformity with the literal requirements) by the other party, of any term or stipulation of this Agreement, shall not be treated as, or be deemed to constitute, a modification of any terms or stipulations of this Agreement. Nor shall such failure or election be deemed to constitute a waiver of the right of such party, at any time whatsoever thereafter, to insist upon performance by the other, strictly in accordance with any terms or provisions hereof. All terms, conditions and obligations under this Agreement shall remain in full force and effect at all times during the subsistence of this Agreement except where otherwise amended or modified by them by mutual written agreement.
(d)	No modification or waiver shall be binding unless in writing and signed by the party against whom the modification or waiver is sought to be enforced.
10.	NON-DISPARAGEMENT
(a)	The Consultant agrees that, during the term of this Agreement and thereafter, the Consultant shall not, in any communication with the press or other media, or any customer, partner or supplier of the Company, or any of the Company’s affiliates, ridicule or make any statement that is disparaging or is derogatory of the Company or its affiliates or any of their personnel.
7

11.	SEVERABILITY
(a)	If any part, term or provision of this Agreement shall be held illegal, unenforceable or in conflict with any law having jurisdiction over this Agreement, the validity of the remaining portions of provisions shall not be affected thereby, unless the terms and provisions so held are expressly defined as a conditions precedent or as of the essence of this Agreement, or comprising an integral part of, or inseparable from the remainder of this Agreement.
(b)	Should any part of this Agreement be declared illegal or unenforceable, the parties hereto will co-operate in all ways open to them to obtain substantially the same result or as much thereof as may be possible, including taking appropriate steps to amend, modify or alter this Agreement.
12.	LIABILITY OF CONSULTANT
(a)	In furnishing the Company with management advice and other services as herein provided, Consultant shall not be liable to the Company or its creditors for errors of judgment or for anything except malfeasance or gross negligence in the performance of his duties or reckless disregard of the obligations and duties under the terms of this Agreement.
(b)	It is further understood and agreed that Consultant may rely upon information furnished to it reasonably believed to be accurate and reliable and that Consultant shall not be accountable for any loss suffered by the Company by reason of the Company’s action or non-action on the basis of any advice or recommendation of Consultant.
13.	COUNTERPARTS
(a)	This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute on and the same instrument. This Agreement may also be executed and delivered via facsimile or PDF transmission, and any such counterpart executed and delivered via facsimile or PDF transmission shall be deemed an original for all intents and purposes.
8

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

CONSULTANT

By:	/s/ Jeff Glajch	11/5/2025
Jeff Glajch

For and on behalf of Orion Engineered Carbons, LLC

By:	/s/ Patrick F. Tuttle
Patrick F. Tuttle
SVP, Global Human Resources.

9